WELD ASIA ASSOCIATES
(AF2026)

(Registered with US PCAOB and Malaysia MIA)

13-8, The Boulevard Office, Mid Valley City,

Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia.

T          : (603) 2284 5126 ; (603) 2284 6126

F          : (603) 2284 7126

E          : info@weldaudit.com

W        : www.weldaudit.com

December 20, 2017

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

RE: Bosy Holdings Corp. (BSSY)

Commission File No.: 333-208978

We have read the statements of Bosy Holdings Corp. pertaining to our firm included in Item 4.01 of the Form 8-K dated December 19, 2017 and are in agreement with the statements contained in that document pertaining to our firm.

Yours truly,

/s/ WELD ASIA ASSOCIATES
WELD ASIA ASSOCIATES
Kuala Lumpur, Malaysia